Exhibit 10.08

AMENDMENT
TO THE WARRANT TO PURCHASE 250,000 SHARES OF
COMMON STOCK DATED January 21, 2015

The parties agree that the Warrant to purchase 250,000 shares of common stock issued by Innovus Pharmaceuticals, Inc. (the “Company”) to Vista Capital Investments, LLC (the “Holder”) on January 21, 2015 (the “Warrant”), is hereby amended as follows:

In the event that both of the following two conditions are met; 1) the Company enters into a financing transaction and receives at least $1,000,000 in net investment proceeds on or before March 31, 2015, and 2) the Note, along with any accrued interest, OID and applicable penalties, is paid in full within ten days of receipt of the initial funds, but not later than May 10, 2015; then,

a)
Section 5.3 Dilutive Issuances shall be removed from the Warrant entirely and the Warrant shall have no price or share resets, ratchets or other adjustments as a result of any Dilutive Issuance, as defined in the Warrant, and

b)	The Exercise Price shall be redefined to equal $0.075.

ALL OTHER TERMS AND CONDITIONS OF THE WARRANT REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated January 21, 2015 by signing below:

/s/Basam Damaj                                                                                             /s/Lynnette Dillen
Bassam Damaj, Ph D                                                                                     Lynnette Dillen
Innovus Pharmaceuticals, Inc.
Chief Executive Officer